Exhibit 99.1(b) 1

CONSOLIDATED STATEMENTS OF OPERATIONS
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Three Months Ended

	February 28, 2003	March 1, 2002

Revenues:
Information management	$41,020	$38,943
Network services and systems	67,987	50,218
Divested businesses	—	107

	109,007	89,268

Operating expenses:
Cost of service	53,130	44,410
Sales, general and administrative	22,341	19,344
Depreciation and amortization	7,842	5,948
Restructuring, impairment and other charges	2,283	—

	85,596	69,702

Operating income	23,411	19,566

Other income (expense):
Interest and other income	343	445
Interest and other expense	(7,766)	(2,511)
Minority interest in losses	185	607
Loss related to investments	(14,955)	—
Early extinguishment of debt charges	(1,438)	—

	(23,631)	(1,459)

Income (loss) before income taxes and equity in losses of affiliated companies:
Information management	6,749	6,903
Network services and systems	9,424	11,391
Other	(16,393)	(187)

	(220)	18,107

Provision for income taxes	3,121	6,518

Income (loss) before equity in losses of affiliated companies	(3,341)	11,589
Equity in losses of affiliated companies	(359)	(344)

Net income (loss)	$(3,700)	$11,245

Basic earnings (loss) per share:	$(0.11)	$0.33

Shares	34,623	34,135

Diluted earnings (loss) per share:	$(0.11)	$0.31

Shares	34,623	39,721